Exhibit 4.2

ANTIGENICS LLC

LIMITED RECOURSE NOTE

No. {            }

CUSIP: 03703L AB3

Initial Principal Amount: U.S. $ {        }

ANTIGENICS LLC, a Delaware limited liability company (herein referred to as the “Issuer”), for value received, hereby promises to pay to {                    }, the amounts set forth below in this Note at the times set forth below in this Note.

This Note is one of a series of Limited Recourse Notes issued pursuant to the Note Purchase Agreement dated September     , 2015 (as from time to time amended, the “Note Purchase Agreement”) among the Issuer, the Parent, Oberland Capital SA Zermatt LLC, as the collateral agent, the guarantors from time to time party thereto and the Purchasers named therein and is entitled to the benefits thereof and subject to the obligations thereof. Each holder of this Note, including any transferee, will be deemed, by its acceptance hereof, to have made the representations set forth in Article IV of the Note Purchase Agreement and accepted all obligations with respect to this Note under the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement. Without limitation, the exercise of remedies relating to this Note and the Note Purchase Agreement shall be subject to the provisions and limitations of the Note Purchase Agreement and the other Operative Documents.

The Issuer shall cause all Counterparty Payments to be deposited into the Collateral Account pursuant to the terms of the Note Purchase Agreement.

The Issuer hereby authorizes and directs the Collateral Agent, on each Payment Date, to cause to be paid from the Collection Account, to the record holder of this Note as of the close of business on the Relevant Calculated Date for such Payment Date, the Note Payments in accordance with the terms of the Note Purchase Agreement.

Payments on this Note are to be made in lawful money of the United States of America at the principal office of the Issuer or at such other place as the Issuer shall have designated by written notice to the holder of this Note or as otherwise provided in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed in the form attached to this Note (and accompanied by the relevant name, address and other information for notices of each transferee of this Note or part thereof, and accompanied by any other evidence of satisfaction with the restrictions and requirements applicable to transfers of this Note set forth in the Note Purchase Agreement and the legend set forth on the face of this Note as reasonably requested by the Issuer), by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like face amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer shall be entitled to deem and treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer will not be affected by any notice to the contrary.

Prior to any sale or other disposition of this Note, the holder of this Note will surrender this Note to the Issuer in exchange for a new Note or Notes pursuant to Section 12.2 of the Note Purchase Agreement.

If a Specified Event of Default occurs and is continuing, this Note may be declared or otherwise become due and payable in the manner, in the amount and with the effect provided in the Note Purchase Agreement.

This Note is issued in definitive form pursuant to the Note Purchase Agreement in denominations of at least $250,000 face amount. This Note is and will be secured by the Collateral pledged as security therefor as provided in the Note Purchase Agreement and the Pledge Agreement.

Anything in the Note Purchase Agreement or this Note to the contrary notwithstanding, any Noteholder Payment on this Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day.

This Note shall be construed and enforced in accordance with, and the rights of the Issuer and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of the State of New York that would permit the application of the laws of a jurisdiction other than the State of New York.

ANTIGENICS LLC

By:
Name:
Title: